Exhibit 1.1

Execution Version

THIRD AMENDMENT TO CREDIT AGREEMENT

THIRD AMENDMENT TO CREDIT AGREEMENT (this “Third Amendment”), dated as of December 12, 2019, among EVERI PAYMENTS INC., a Delaware corporation (the “Borrower”), EVERI HOLDINGS INC., a Delaware corporation (the “Parent”), EVERI GAMES HOLDING INC., EVERI GAMES INC., EVERI INTERACTIVE LLC, CENTRAL CREDIT, LLC AND GCA MTL, LLC, as guarantors (together with the Borrower and the Parent, the “Loan Parties”), the Lenders (as defined in the Credit Agreement referred to below) party hereto and JEFFERIES FINANCE LLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below (as amended by this Third Amendment).

W I T N E S S E T H:

WHEREAS, the Parent, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent are parties to that certain Credit Agreement, dated as of May 9, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Parent, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent desire to amend the Credit Agreement to decrease the Applicable Rate applicable to the Term B Facility and to make certain other changes to the Credit Agreement, in each case, as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged by each party hereto, it is agreed:

1.       Amendments to Credit Agreement.

A.           Clause (a) of the definition of “Applicable Rate” or “Applicable Commitment Fee Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) with respect to the Term B Facility, (i)(A) prior to the Third Amendment Effective Date, 3.00% in the case of Eurodollar Rate Loans and (B) from and after the Third Amendment Effective Date, 2.75% in the case of Eurodollar Rate Loans and (ii)(A) prior to the Third Amendment Effective Date. 2.00% in the case of Base Rate Loans and (B) from and after the Third Amendment Effective Date, 1.75% in the case of Base Rate Loans,”.

B,            Section 1.01 of the Credit Agreement is hereby further amended by inserting in the appropriate alphabetical order the following new definitions:

“‘Beneficial Ownership Certification’ means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.”

“‘Beneficial Ownership Regulation’ means 31 C.F.R. § 1010.230.”

‘“BHC Act Affiliate’ of a party means an ‘‘affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.”

“‘Covered Entity’ means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. $ 47.3(b); or (iii) a ‘“covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).”

“‘Default Right’ has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.”

“‘Division’ has the meaning specified in Section 1.09.”

“‘QFC’ has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

“‘Scheduled Unavailability Date’ has the meaning specified in Section 2.08(d).”

“‘Third Amendment’ means the Third Amendment to Credit Agreement, dated as of December 12, 2019, by and among the Loan Parties, the Lenders party thereto and the Administrative Agent.”

“‘Third Amendment Effective Date’ has the meaning specified in the Third Amendment.”

C.            Article I of the Credit Agreement is hereby amended by inserting the following new Section 1.09 at the end thereof:

“1.09      Divisions. Any reference in this Agreement or any other Loan Document to a merger, consolidation, amalgamation, conveyance, disposal, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, corporation or partnership, or an allocation of assets to a series of or one or more limited liability companies, partnerships or corporations, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation conveyance, disposal, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person (each a “Division”). Any Division of a limited liability company, corporation or partnership shall be deemed to constitute the formation of a separate Person, and any such Division shall constitute a separate Person hereunder and under the other Loan Documents (and each Division of any limited liability company, corporation or partnership that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).”

D.            Section 2.05(a) of the Credit Agreement is hereby amended by deleting the text “either (a) after the First Amendment Effective Date and on or prior to the six-month anniversary of the First Amendment Effective Date or (b) after the Second Amendment Effective Date and on or prior to the six-month anniversary of the Second Amendment Effective Date, in either case,” appearing therein and inserting the text “either (a) after the Second Amendment Effective Date and on or prior to the six-month anniversary of the Second Amendment Effective Date or (b) after the Third Amendment Effective Date and on or prior to the six-month anniversary of the Third Amendment Effective Date, in either case,” in lieu thereof.

E.             Article 11 of the Credit Agreement is hereby amended by inserting the following new Section 2.08(d) at the end thereof:

“(d)         Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if at any time the Administrative Agent or the Borrower determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, including, without limitation, because the Eurodollar Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or (ii) the administrator of the Eurodollar Rate or any applicable Governmental Authority has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement (but without limiting the 1.00% floor in the definition of “Adjusted Eurodollar Rate”); provided, further, that (A) any such successor rate shall be applied by the Administrative Agent in a manner consistent with market practice and (B) to the extent such market practice is not administratively feasible for the Administrative Agent, such successor rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower. Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, written notice from the Required Lenders stating that such Required Lenders object to such amendment. If no such alternate rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) the Adjusted Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Loan of, conversion to or continuation of, Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.”

F.             Article VII of the Credit Agreement is hereby amended by inserting the following new Section 7.23 at the end thereof:

“7.23      Beneficial Ownership Regulation. Promptly following any request by the Administrative Agent therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with the Beneficial Ownership Regulation.”

G.            Section 8.04 of the Credit Agreement is hereby amended by inserting the text “(including pursuant to a Division)” immediately after the text “in favor of any Person” appearing in the introductory paragraph thereof.

H.            Section 8.05 of the Credit Agreement is hereby amended by inserting the text “(including pursuant to a Division)” immediately after the text “any Disposition” each place such text appears in the introductory paragraph thereof.

I.              Article VIII of the Credit Agreement is hereby further amended by inserting the following new Section 8.14 at the end thereof:

“8.14.    Prohibition on Division. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, neither Parent nor the Borrower will (a) enter into (or agree to enter into) any Division or (b) permit any new “series” to be created or issued under Parent’s or the Borrower’s, as applicable, Organization Documents.”

J.             Section 11.13(c) of the Credit Agreement is hereby amended by deleting the text “either (a) after the First Amendment Effective Date and on or prior to the six-month anniversary of the First Amendment Effective Date or (b) after the Second Amendment Effective Date and on or prior to the six-month anniversary of the Second Amendment Effective Date, in either case,” appearing therein and inserting the text “either (a) after the Second Amendment Effective Date and on or prior to the six-month anniversary of the Second Amendment Effective Date or (b) after the Third Amendment Effective Date and on or prior to the six-month anniversary of the Third Amendment Effective Date, in either case,” in lieu thereof.

K.            The last sentence of Section 11.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary in this Section 11.13. (A) in the case of any assignment and replacement of a Lender resulting from such Lender becoming a Non-Consenting Lender, (1) not later than one Business Day after such Non-Consenting Lender’s receipt of notice from the Borrower and/or the Administrative Agent of the proposed replacement of such Non-Consenting Lender in accordance with this Section 11.13 (or such later date as the Administrative Agent may agree in its sole discretion), such Non-Consenting Lender shall execute and deliver an Assignment and Assumption to the Administrative Agent, the Borrower and the applicable assignee Lender to evidence such assignment, (2) if such Non-Consenting Lender refuses or fails to execute and deliver any such Assignment and Assumption within such one Business Day period (or such longer period as the Administrative Agent may agree in its sole discretion), then the Administrative Agent may, but shall not be required to, execute and deliver such Assignment and Assumption in the name of and on behalf of such Non-Consenting Lender and (3) irrespective of whether the Administrative Agent executes and delivers such Assignment and Assumption, such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender and (B) in the case of any assignment or delegation (including any assignment resulting from a Lender becoming a Non-Consenting Lender), a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.”

L.            Article XI of the Credit Agreement is hereby amended by inserting the following new Section 11.24 at the end thereof:

“11.24   Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support. “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”

II.       Miscellaneous Provisions.

A.           In order to induce the undersigned Lenders to enter into this Third Amendment, each of the Parent and the Borrower hereby represents and warrants that:

1.       no Default or Event of Default exists on the Third Amendment Effective Date or would result from this Third Amendment becoming effective in accordance with its terms; and

2.       all of the representations and warranties of each Loan Party contained in Article VI of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the Third Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); provided that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects on and as of the Third Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date).

B.            This Third Amendment is limited to the matters specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Loan Document.

C.            This Third Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Third Amendment by e-mail transmission shall be equally as effective as delivery of an original executed counterpart of this Third Amendment. A complete set of counterparts of this Third Amendment shall be lodged with Borrower and the Administrative Agent.

D.            The terms of Sections 11.14 and 11.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

E.             This Third Amendment shall become effective on the date (the “Third Amendment Effective Date”) when:

1.       the Administrative Agent shall have received duly executed and delivered counterparts hereof from each Loan Party and the Administrative Agent, and each Lender (including each replacement Term B Lender that replaces a Non-Consenting Lender pursuant to Section 11.13 of the Credit Agreement) shall have submitted an executed signature page to EveriDec19@Lendamend.com; provided, however, the provisions of Section I.K. of this Third Amendment shall become effective when the Administrative Agent shall have received such counterparts from each Loan Party and the Administrative Agent, and each of the Required Lenders (determined immediately prior to giving effect to this Third Amendment) shall have submitted an executed signature page to EveriDec19@Lendamend.com;

2.       the Borrower shall have paid all fees and expenses required to be paid to the Administrative Agent, the Lead Arranger and the Lenders on or before the Third Amendment Effective Date (including, without limitation, reasonable and documented fees and expenses of one outside counsel);

3.       the Administrative Agent shall have received from the Borrower payment of all accrued but unpaid interest through but not including the Third Amendment Effective Date with respect to the Term B Facility; and

4.       the Administrative Agent shall have received a certificate, dated the Third Amendment Effective Date and signed by a Responsible Officer of the Borrower, certifying on behalf of the Parent and the Borrower that (a) the representations and warranties made by the Parent and the Borrower in Section II. A. above are true and correct on and as of the Third Amendment Effective Date and (b) the conditions precedent in this Section II. E. have been satisfied.

F.            Each Loan Party has read this Third Amendment and consents to the terms hereof and hereby acknowledges and agrees that any Loan Document to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid, binding, and enforceable in accordance with its terms, and shall not be impaired or limited by the execution or effectiveness of this Third Amendment.

G.            From and after the Third Amendment Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby on the Third Amendment Effective Date.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Third Amendment as of the date first above written.

EVERI PAYMENTS INC.
EVERI HOLDINGS INC.
EVERI GAMES HOLDING INC.
EVERI GAMES INC.

By:	/s/ Randy L. Taylor
Name:	Randy L. Taylor
Title:	Chief Financial Officer

EVERI INTERACTIVE LLC

By:	Everi Games Inc., its sole member

By:	/s/ Randy L. Taylor
Name:	Randy L. Taylor
Title:	Chief Financial Officer

GCA MTL, LLC

By:	Everi Payments Inc., its sole member

By:	/s/ Michael D. Rumbolz
Name:	Michael D. Rumbolz
Title:	Chief Executive Officer

CENTRAL CREDIT, LLC

By:	Everi Payments Inc., its sole member

By:	/s/ Randy L. Taylor
Name:	Randy L. Taylor
Title:	Chief Financial Officer

[Signature Page to the Third Amendment to the Credit Agreement]

JEFFERIES FINANCE LLC, as Administrative
Agent and a Lender

By:	/s/ Paul Chisholm
	Name:	Paul Chisholm
	Title:	Managing Director

[Signature Page to third Amendment to Credit Agreement]

SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG EVERI PAYMENTS INC., EVERI HOLDINGS INC., EVERI GAMES HOLDING INC., EVERI GAMES INC., EVERI INTERACTIVE LLC, CENTRAL CREDIT, LLC, GCA MTL, LLC, THE LENDERS PARTY THERETO AND JEFFERIES FINANCE LLC, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

By:
Name:
Title:

[For Lenders needing a second signature block:

By:
Name:
Title:]

[Signature Page to First Amendment to Credit Agreement]